EXHIBIT 99.1

NEWS RELEASE	NYSE:LDG

Contact: Phyllis Proffer

925-979-3979

Longs Drug Stores Enters Asset Purchase Agreement

with Network Pharmaceuticals, Inc.

WALNUT CREEK, California (April 12, 2006) – Longs Drug Stores Corporation (NYSE: LDG) announced today that it has entered into an asset purchase agreement with Network Pharmaceuticals, Inc. to purchase 22 retail pharmacies, one wholesale pharmacy and one closed door pharmacy in Southern California for approximately $10 million, plus inventory. The transaction is expected to be completed in the second quarter and is subject to customary closing conditions.

The retail pharmacies average approximately 1,100 square feet and are located within or near medical office buildings, clinics and hospital lobbies. The wholesale pharmacy sells to physicians and health care providers in the local area. The closed door pharmacy specializes in providing prescription delivery services to patients residing in hospice, long-term care and mental health facilities.

Upon completion of the transaction, Longs Drugs plans to operate the pharmacies under the name Network Pharmacies. Longs currently operates approximately 65 pharmacies within Longs Drugs retail stores in the greater Los Angeles area surrounding Network Pharmacies.

Commenting on the asset purchase agreement, Chairman, President and Chief Executive Officer Warren F. Bryant said, “As experts on prescription drug therapy, pharmacists have an important role in health care. We see the value in being close to the point of care and believe the collaboration between pharmacists and physicians leads to better overall care for the patient and improved compliance with medication regimens.

“The Network pharmacists have established good relationships with their patients and the medical professionals with whom they work on a daily basis,” Bryant said. “We are excited about welcoming Network Pharmacies associates to Longs as we pursue the new business opportunities that this transaction will provide.”

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FORWARD-LOOKING STATEMENTS

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to the acquisition of Network Pharmacies, the timing of the closing of the acquisition, and the company’s plans for the Network Pharmacies business, and are indicated by such words or phrases as “projects, expects, estimates, goals, plans,” or similar words or phrases. These statements are based on the Company’s current plans and expectations and involve risks and uncertainties that could cause actual events and results to vary materially from those included in or contemplated by such statements. Risks and uncertainties include, among other things, risks of changing market conditions in the overall and regional economy and in the retail industry, labor unrest, natural or manmade disasters, maintaining satisfactory relationships with vendors, changes in applicable law or in the interpretation of applicable law by regulatory agencies or by legal, accounting or other professional advisors, or by the Company, failure of satisfaction of closing conditions (including the failure to obtain any licenses, governmental approvals, or third party consents required for the Network Pharmacies acquisition), unanticipated delays in closing of the acquisition, the occurrence of material adverse changes in the Network Pharmacies business or assets, and other factors described from time to time in the Company’s media releases and in its annual, quarterly and other reports filed with the Securities and Exchange Commission. Please refer to such filings for a further discussion of these risks and uncertainties. The Company undertakes no obligation to update any projections or other forward-looking statements to reflect events or circumstances that may arise after the date of this release.

ABOUT LONGS DRUG STORES

Headquartered in Walnut Creek, California, Longs Drug Stores Corporation (NYSE: LDG) is one of the most recognized retail drug store chains on the West Coast and in Hawaii. With 477 stores, Longs Drugs provide expert pharmacy services and a wide assortment of merchandise focusing on health, wellness, beauty and convenience. Longs also provides pharmacy benefit management services and Medicare beneficiary prescription drug plans through its wholly-owned subsidiary, RxAmerica, LLC. Additional information about Longs and its services is available at www.longs.com and more information about RxAmerica is available at www.rxamerica.com.

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